UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

DELPHI TECHNOLOGIES PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Delphi Technologies PLC (“Delphi” or the “Company”) by BorgWarner Inc., a Delaware corporation (“Buyer”), pursuant to the terms of a Transaction Agreement, dated January 28, 2020, by and between the Company and Buyer:

•	Letter from Richard F. Dauch, Chief Executive Officer of the Company, distributed on February 14, 2020.

To the Delphi Technologies Team,

On 28 January I wrote to you all about the acquisition of Delphi Technologies by BorgWarner. From a strategic perspective, this combination will create a truly global propulsion technologies leader, made up of two highly complementary portfolios, with greater scale to better serve our customers – both OEMs and Aftermarket. While the combination creates exciting opportunities to become part of a company with enhanced scale and reach, based on shared values and cultures, some of you may be worried about your future role within the new organization. You have my assurance that our priority is to treat everyone with respect during what I know is an uncertain time and, as we are able to provide you with more clarity, we will. To that end, there will be ongoing updates from Frédéric Lissalde, President and CEO of BorgWarner and me, as we seek to keep you as informed as possible over the coming months.

Importantly for now, however both organizations remain independent, standalone companies and must operate a ‘Business as usual’ policy until the final deal has been completed which we expect to be in the second half of the year. We must achieve our business objectives as we still have a financial responsibility to our shareholders.

Fourth quarter and full year 2019 results

Yesterday, Thursday 13 February we announced our fourth quarter (Q4) and full year 2019 financial results. We ended the year with improved momentum, exceeding our revenue, and adjusted EPS (Earnings Per Share) and cash flow targets for the fourth quarter. While our performance throughout the year was impacted by ongoing industry and macro headwinds, we have made strong progress in a number of operational areas, and I want to take this opportunity to thank you all for making this possible in such difficult operating conditions.

During Q4, we began implementing our cost transformation plan, which will realign and reshape Delphi Technologies for future profitable growth. I am pleased with our progress so far, and we are ahead of schedule in delivering bottom line savings. In summary:

•	Our Q4 and full year revenue, adjusted net income per share and cash flow from operations is above the top-end of forecasts and external guidance;

•	Our restructuring initiatives are ahead of plan; and

•	We have a strengthened balance sheet and improved liquidity profile against the third quarter, due to our increased focus on cash generation.

Fourth-quarter 2019 financial highlights

Revenue of $1.1 billion was ahead of forecast, but still 8% down versus prior year, adjusting for FX. Our adjusted operating income was $75 million or 7.1% operating margin was at the top end of our expectations, driven by stronger revenue and great momentum in our restructuring efforts.

Full year 2019 financial highlights

Our revenue of $4.4 billion decreased by 7%, adjusting for FX versus prior year, but still at the top end of our expectations. The decline was primarily due to lower global production, particularly in China, the downward trend in passenger car diesel fuel injection systems in Europe, and the closure of certain customer production sites in North America. On a regional basis, year-on-year adjusted revenue reflects decreases of 10% in North America, 9% in Asia Pacific, 4% in Europe and 4% in South America.

Next steps

We are beginning the process of obtaining approval from our shareholders and the regulatory authorities for the acquisition by BorgWarner of Delphi Technologies, and we expect to close the deal in the second half of 2020. Between now and the deals closure, we have formed dedicated integration planning teams led by Paul Farrell from Delphi Technologies and Tania Wingfield from BorgWarner. They will look at all aspects of our two businesses to capitalize on the strengths and talent across each organization.

It is our responsibility to ensure that Delphi Technologies performs strongly over the coming months. We must continue to focus on the following:

•	Achieving our 2020 business plan and financial forecasts. Your manager will be able to detail what that means in each different part of the business;

•	Continue to relentlessly drive our Project Pioneer programs, to improve operating income and cashflow performance;

•	Executing new business programs that launch on time and meet agreed business case metrics in the 2020-21 time period; and,

•	Maintaining strong relationships with customers, suppliers, and with each other

Goal setting

The 2020 MyCORE Phase 1 – Goal setting program has just been launched, and the first phase of the Performance Management Cycle is very important as it revolves around aligning your own goals to those of the enterprise and ensuring they are relevant to the business’ journey this year. Please make sure you complete your goal setting phase by March 15.

Coronavirus

The Coronavirus pandemic is front page news on every news channel across the world, and there is little more I can personally add to the information other than to say that the wellbeing of our people and their families is of paramount importance to the organization and to me personally. We are taking every precaution around all of our sites, but I urge you to follow the basic steps for avoidance. If you are in any doubt what to do, visit our SharePoint site (link here), speak to your manager or HR contact. Many of our colleagues from around the world have contributed a great deal of their personal time in actively responding to the epidemic prevention and control, and my thanks go to everyone involved in making this happen, especially those who worked over the China Spring Festival break.

Thank you for your continued support, loyalty and commitment.

Be the Best!

Rick

Use of non-GAAP financial information

This communication refers to information about the Company’s financial results which are not presented in accordance with U.S. GAAP, specifically its adjusted operating income. Non-GAAP measures should not be considered in isolation or as a substitute for the Company’s reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. Management believes the non-GAAP financial measures are useful to both management and investors in their analysis of the Company’s financial position, results of operations and liquidity.

Adjusted operating income and other non-GAAP financial measures are discussed in further detail and are reconciled to the most directly comparable U.S. GAAP financial measures in Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2020. You may obtain this Current Report and other documents we have filed with the SEC, free of charge, by visiting the SEC’s website at http://www.sec.gov or through the Company’s website at www.delphi.com.

Forward-Looking Statements

This communication may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that reflect, when made, Delphi’s current views with respect to future events, including the proposed acquisition of the Company by BorgWarner (the “proposed transaction”) and financial performance or that are based on its management’s current outlook, expectations, estimates and projections, including with respect to the combined company following the proposed transaction, if completed. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Delphi’s or BorgWarner’s respective operations and business environment, which may cause the actual results to be materially different from any future result. All statements that address future operating, financial or business performance or Delphi’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “designed,” “effect,” “evaluates,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “pursue,” “seek,” “target,” “when,” “will,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as “Brexit”; risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company’s products; the Company’s ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company’s indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; the possibility that the proposed transaction will not be pursued; failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of Delphi’s ordinary shares or BorgWarner’s shares of common stock and on Delphi’s or BorgWarner’s operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; failure to promptly and effectively integrate Delphi’s businesses; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of Delphi’s ordinary shares or BorgWarner’s shares of common stock; significant transaction costs and/or unknown or inestimable liabilities; potential litigation associated with the proposed transaction; general economic and business conditions that affect the combined group following the consummation of the proposed transaction; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Delphi’s control.

Additional factors are discussed under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company’s forward-looking statements speak only as of the date of this communication or as of the date they are made. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law. All subsequent written and oral forward-looking statements attributable to the Company or its directors, executive officers or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

No Offer or Solicitation

This communication contains information about the Company’s financial results and proposed transaction. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the proposed transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. In connection with the proposed transaction, Delphi will file certain proxy materials, which shall constitute the scheme document and the proxy statement relating to the proposed transaction (the “proxy statement”). The proxy statement will contain the full terms and conditions of the proposed transaction, including details with respect to the Delphi shareholder vote in respect of the proposed transaction. Any decision in respect of, or other response to, the proposed transaction should be made only on the basis of the information contained in the proxy statement.

Participants in the Solicitation

The Company, BorgWarner and certain of their respective directors, executive officers and employees may be deemed “participants” in the solicitation of proxies from the Company’s shareholders in respect of the proposed transaction. Information regarding the foregoing persons, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and any other relevant documents to be filed with the SEC. You can find information about the Company’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019, and certain of the Company’s Current Reports on Form 8-K filed with the SEC on January 7, 2019 and July 30, 2019. You can find information about BorgWarner’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Delphi will file with the SEC and furnish to Delphi’s shareholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Delphi’s shareholders are urged to read the proxy statement and any other relevant documents filed or to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement (if any) carefully and in their entirety when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Delphi’s and BorgWarner’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, are available free of charge through Delphi’s and BorgWarner’s websites at www.delphi.com and www.borgwarner.com, respectively, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

General

The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this communication and all other documents relating to the proposed transaction are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed transaction disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the proposed transaction should be made only on the basis of the information contained in the proxy statement and other relevant documents. Company shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the proxy statement and other relevant documents have been dispatched.

About Delphi Technologies

Delphi Technologies is a global provider of propulsion technologies that make vehicles drive cleaner, better and further. It offers pioneering solutions for internal combustion engine, hybrid and electric passenger cars and commercial vehicles. Delphi Technologies builds on its Original Equipment expertise to provide leading service solutions for the aftermarket. Headquartered in London (UK), the company operates technical centers, manufacturing sites, customer support service centers in 24 countries and employs more than 21,000 people around the world. Visit www.delphi.com to learn more.